Exhibit 4.15

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with (a) the report entitled “Technical Report of the Section 19 and 29 Portions of the Crownpoint Property, McKinley County, New Mexico” dated April 7, 2006, (b) the report entitled “Technical Report of the Section 24 Portion of the Crownpoint Property, McKinley County, New Mexico” dated March 2, 2006, (c) the reports entitled “Technical Report of the Aurora Uranium Project, Malheur County, Oregon” dated September 1, 2005 and September 30, 2005 (the first of which is listed as the “Technical report relating to the Aurora Uranium Project” in Energy Metals Corporation’s Annual Information Form for the fiscal year ended June 30, 2006), and (d) the report entitled “Technical Report on Hosta Butte Property, McKinley County, New Mexico” dated April 18, 2006 (referred to as the “Hosta Butte Technical Report” in Energy Metals Corporation’s Annual Information Form for the fiscal year ended June 30, 2006) and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 25, 2007

/s/ Dr. Gregory Myers
Dr. Gregory Myers